Exhibit 10.1

Executive Chair Service Agreement

This Agreement is between Global Interactive Technologies, Inc., a Delaware corporation (“Company”), and Amy Shi(“Executive”).

Effective Date: October 15th 2026
Board Appointment Approval Date: October 15th, 2026

1. Appointment and responsibilities

The Company appoints Executive as Executive Chair of the Board, effective on the Effective Date.

Executive’s agreed services include financing, strategic transactions, legal matters, financial reporting matters, business development, and Board leadership. Her authority, including signing authority and spending limits, shall be established by Board resolution. The Company shall provide reasonable access to information, personnel, and professional advisers necessary for these services.

The Board and its committees retain their collective oversight, approval, and decision-making responsibilities. This Agreement does not appoint Executive as CEO or CFO or transfer those offices’ responsibilities to her. Duties imposed by law remain applicable.

Executive’s principal work location shall be in the San Francisco Bay Area, California, with travel by mutual agreement. Existing outside activities may continue, subject to applicable fiduciary duties, confidentiality, and disclosure of material conflicts.

The initial term is one year, automatically renewing for successive one-year periods unless either party gives 60 days’ written notice of nonrenewal. The Board retains its lawful appointment and removal powers, subject to Executive’s contractual compensation and termination rights. Executive’s director position is governed separately.

2. Cash compensation

Executive shall earn $10,000 per month ($120,000 annually) from the Effective Date, prorated for partial months based on calendar days.

The Company shall review her compensation six months after the Effective Date. Cash compensation shall increase to $20,000 per month ($240,000 annually) on the first anniversary, or earlier if approved by the Company.

Further reviews shall occur annually and upon a material expansion of responsibilities. Compensation may not be reduced without Executive’s written consent. An increase in cash compensation shall not reduce the equity component.

Executive agrees to defer payment only as provided in Section 10 and the Payment and Implementation Schedule. Deferral affects payment timing only; earned compensation remains payable regardless of continued service.

The Company is responsible for legally required payment, withholding, and reporting arrangements.

3. Annual equity compensation

Executive shall receive an annual equity compensation component with a reference amount of $250,000, in addition to cash compensation.

The initial equity award recognizes Executive’s substantial prior service and shall be fully vested upon lawful grant, with no additional service requirement or monthly vesting schedule. It is additional to the past executive service compensation approved under Section 5. Delay in grant or issuance shall not impose a new service period, and termination of service before issuance shall not extinguish the approved contractual entitlement, subject to mandatory law.

For the initial award, the share quantity shall equal $250,000 divided by the closing price of Company common stock on the Board Appointment Approval Date, rounded up to a whole share. If that date is not a trading day, the preceding trading day shall apply.

The quantity shall remain fixed despite delayed grant or issuance, subject to proportionate adjustment for stock splits, combinations, and similar corporate actions. This formula determines share quantity rather than guaranteeing accounting grant-date fair value. The pricing reference date does not backdate the legal or accounting grant date.

The initial award shall consist of common shares without service-based vesting or forfeiture conditions. Applicable securities-law transfer restrictions and mandatory recovery requirements remain in effect. Substitution of RSUs, options, or warrants requires Executive’s written agreement. Lawfully issued common shares shall carry ordinary common-share voting rights.

Implementation remains subject to required approvals, sufficient plan capacity, and applicable plan requirements and law. The Company shall seek any approval or plan amendment necessary to implement full vesting. No shares shall be issued contrary to those requirements. If the initial award cannot be implemented by the agreed deadline, the undelivered portion shall receive cash-replacement treatment under Section 4, without an additional service requirement.

For each subsequent annual service period beginning on an anniversary of the Effective Date during Executive’s service, the equity reference amount shall remain $250,000. Share quantity shall be calculated using the closing stock price on that anniversary, or the preceding trading day if applicable.

Subsequent awards shall vest in 12 equal monthly installments measured from that anniversary. Service during an approval or issuance delay shall receive credit to the extent permitted by the plan and law; the service-earning period shall not restart upon issuance. Each award shall be documented in an award agreement consistent with this Agreement and the applicable plan.

4. Delayed equity and cash replacement

The Company shall seek the approvals and plan capacity necessary to implement the equity compensation.

The initial award must be implemented by the deadline specified in the Payment and Implementation Schedule. Subsequent annual awards must be implemented within the number of days specified in that schedule after the applicable anniversary.

If the initial award cannot lawfully be implemented by its deadline, the undelivered portion shall be replaced with a cash entitlement based on the corresponding portion of $250,000, without any additional service requirement. This entitlement survives termination of service.

For subsequent annual awards, any undeliverable portion shall be replaced with cash based on the corresponding portion of the $250,000 annual reference amount, subject to the applicable service-earning schedule and termination acceleration. Earned amounts survive termination.

Cash replacing an undelivered equity award shall be paid on the fixed payment dates specified in the Payment and Implementation Schedule. These payments are not subject to the financing-related deferral applicable to other cash compensation. No portion shall be delivered twice in shares and cash.

5. Past executive services and accrued director compensation

The Company acknowledges and approves $75,000 for completed executive services beyond ordinary director duties from July 1, 2025 through September 30, 2026, calculated at $5,000 per month for 15 months.

The Company shall also compensate these additional executive services from October 1, 2026 through the day before the Effective Date at $5,000 per month, prorated for partial months based on calendar days.

These amounts are fully earned, additional to prospective compensation, and not conditioned on continued service. Executive agrees to defer payment only as provided in Section 10 and the Payment and Implementation Schedule.

All unpaid ordinary director compensation accrued through the day before the Effective Date remains separately payable, less payments already received. It shall not be offset against the additional executive compensation or prospective compensation package.

From the Effective Date, compensation under this Agreement covers executive and Board services, and no separate ordinary director retainer shall accrue.

6. Preservation of earlier matters

The July 2025 starting date limits only the past executive services expressly compensated under Section 5.

Neither this Agreement nor its approval, any payment, or any equity award waives, releases, settles, or fully satisfies rights or claims relating to earlier services or contributions, including Executive’s work beginning in October 2021, outstanding loans or advances, unreimbursed Company expenses, unpaid director compensation, or separate existing agreements.

No third party’s rights, claims, property, or contributions are released, assigned, or resolved.

This Agreement contains no general release. Earned compensation and severance shall not be conditioned on a release of these reserved matters. Any settlement requires a separate written agreement with the affected parties. Amounts actually paid shall be credited against the specific obligations they satisfy, without duplicate recovery.

7. Expenses, confidentiality, and intellectual property

The Company shall reimburse reasonable, documented Company expenses within 30 days after submission, or sooner if legally required. Executive is not required to personally fund Company expenses.

Executive shall protect Company confidential information. This obligation does not restrict lawful reporting to government agencies, cooperation with investigations, protected disclosures, or consultation with legal and tax advisers.

Executive is notified that applicable federal trade-secret law protects qualifying confidential disclosures to government officials or attorneys for reporting or investigating suspected violations of law, and qualifying disclosures in sealed court filings. Nothing in this Agreement restricts applicable whistleblower protections.

Work product created specifically for the Company within the agreed services is assigned to the Company to the extent legally assignable. Pre-existing intellectual property and third-party property or contributions are excluded. Separate existing agreements remain controlling.

No noncompetition covenant is imposed.

8. Termination protection

Either party may terminate executive service by written notice, subject to the rights below.

Earned compensation, approved past-service compensation, accrued director fees, reimbursable expenses, vested benefits, and the approved initial equity entitlement under Sections 3 and 4 survive termination for any reason, subject to mandatory law.

Removal from the executive role, elimination of that role, or Company nonrenewal constitutes termination without Cause unless Cause is established. Ending executive service does not require Executive to resign from the Board.

Cause means fraud or embezzlement against the Company; conviction of or a guilty plea to a felony materially related to the role; willful misconduct causing material Company harm; or a material willful breach of this Agreement. A curable breach requires written notice and 30 days to cure.

Cause requires a good-faith determination by disinterested directors after Executive has notice of the grounds and an opportunity to respond with counsel. Good-faith disagreements, unsuccessful business outcomes, protected reporting, and refusal of unlawful instructions or duties outside the agreed scope are not Cause.

Good Reason means a material reduction in agreed compensation or authority, a material Company breach of this Agreement, or required relocation of Executive’s principal work location by more than 50 miles without consent. Executive must give notice within 90 days after the condition first occurs, allow 30 days to cure, and resign within 60 days after the cure period if it remains uncured.

For termination without Cause or resignation for Good Reason:

●	Executive shall receive 12 months of then-current base cash compensation, paid in 12 monthly installments beginning 30 days after the applicable separation from service, subject to Section 10.

●	The remaining service conditions on any subsequent annual equity award covering the then-current service period shall accelerate to the extent lawfully permitted. Any undeliverable portion shall receive equivalent treatment under Section 4.

●	No release of reserved earlier matters is required.

If a change in control is followed within 12 months by termination without Cause or resignation for Good Reason, all outstanding service-based awards shall accelerate to the extent lawfully permitted. “Change in control” means a qualifying event under Treasury Regulation Section 1.409A-3(i)(5). Cash severance shall be paid once.

Death or disability preserves earned compensation, vested rights, and the initial equity entitlement, but does not independently trigger cash severance.

9. Indemnification and insurance

The Company shall execute a separate indemnification agreement concurrently with this Agreement, covering Executive’s director and executive service, including prior Company service, to the fullest lawful extent. Existing indemnification rights remain preserved.

That agreement shall provide advancement of covered defense expenses, subject to any legally required repayment undertaking, and protection continuing after service ends.

The Company does not currently maintain D&O insurance. The Board shall review the availability and affordability of appropriate coverage within six months after the Effective Date and periodically thereafter, with the intention of obtaining coverage when financially practicable.

The absence of insurance does not reduce or defer the Company’s indemnification or advancement obligations.

10. Payment deferral and tax requirements

Deferral arrangement. In recognition of the Company’s financial condition, Executive agrees to defer payment of the cash obligations identified in the Payment and Implementation Schedule until the Company’s next financing, with the Board to determine the portion of accrued compensation paid following that financing, to the extent legally permissible.

Deferral affects payment timing and installments only. Compensation continues to accrue, and any unpaid balance remains a Company obligation. The Board may not reduce earned compensation or condition its payment on future service.

Payment schedule. The Payment and Implementation Schedule at the end of this Agreement forms part of this Agreement. It shall identify each deferred obligation and specify its lawful payment dates, amounts, or objectively determinable payment formula, including payment of any remaining balance. Payment terms for cash replacing an undelivered equity award shall be specified separately.

For compensation subject to Section 409A, payment must follow a permitted fixed schedule or payment event established within the applicable legal deadline. The next financing and later Board discretion do not independently establish a permitted payment event.

No deferral may override mandatory wage-payment requirements. Where the financing-based arrangement is unavailable, the parties shall document a lawful payment structure preserving the approved compensation.

The financing-related deferral does not apply to cash replacing undelivered equity awards, expense reimbursement, severance, indemnification, or advancement of defense expenses. Each remains payable under its applicable terms, subject to mandatory law.

Tax administration. Compensation is stated gross and is subject to required reporting and withholding. The Company is responsible for its employer obligations. Any share withholding, sale arrangement, or other method of satisfying equity-related withholding must be lawful and agreed in the applicable award documents.

Each installment is a separate payment for Section 409A purposes. Payments triggered by termination require a “separation from service” where Section 409A applies. Any mandatory six-month delay for a specified employee will apply. Amounts delayed for that reason shall be paid on the first business day after the six-month period, or within 30 days after Executive’s earlier death. Continued Board service shall be evaluated under the applicable separation-from-service rules.

Neither party may accelerate or further defer payment in violation of Section 409A. Acceleration of vesting does not authorize a prohibited acceleration of payment. Any necessary compliance amendment must preserve Executive’s economic entitlement to the extent legally possible.

11. Approval and enforcement

The Company represents that the disinterested directors and Compensation Committee, as applicable, have approved this Agreement and authorized the Company signatory. Executive shall not vote on approval of her appointment or compensation.

The Company shall obtain required equity approvals, make required disclosures, and address the resulting Board and committee independence requirements.

The Company shall require a successor acquiring substantially all its business or assets to assume this Agreement. No assumption releases the Company’s existing obligations without Executive’s written consent.

The Company shall reimburse reasonable legal fees and costs Executive incurs in successfully enforcing this Agreement, including to the extent of partial success. Disputed Company claims shall not be unilaterally deducted from compensation except as law requires.

12. General terms

This Agreement and the Payment and Implementation Schedule govern only the services and compensation expressly covered. They do not supersede separate earlier consulting, intellectual property, loan, reimbursement, accrued director-fee, or indemnification arrangements, except for the prospective director retainer expressly addressed in Section 5.

Amendments require written agreement and necessary Company approval. Mandatory law and lawful equity-plan requirements apply, with undeliverable equity benefits addressed under Section 4.

Delaware law governs corporate governance. California law governs contractual services and compensation, subject to mandatory applicable law. Contract disputes may be brought in competent courts in Santa Clara County, California, subject to applicable statutory jurisdiction and remedies. Enforcement of the separate indemnification agreement shall follow its governing-law and jurisdiction provisions.

Each party shall separately designate its notice address and email in writing and may update them by written notice. Notices shall be effective upon acknowledged email receipt or documented delivery by courier.

Electronic signatures and counterparts are permitted. If a provision is unenforceable, the remaining provisions remain effective to the extent lawful.

Payment and Implementation Schedule

Initial equity reference price: $__________________

Closing price on the Board Appointment Approval Date, or the preceding trading day if applicable.

Initial share quantity: __________________

$250,000 divided by the reference price, rounded up to a whole share.

Initial equity implementation deadline: __________________

Subsequent annual equity implementation deadline: ______ days after each anniversary of the Effective Date.

Past executive service compensation: $75,000

For July 1, 2025 through September 30, 2026, calculated at $5,000 per month for 15 months.

Additional executive service compensation: $__________________

For October 1, 2026 through the day before the Effective Date, calculated at $5,000 per month and prorated for partial months based on calendar days.

Unpaid director compensation accrued through the day before the Effective Date: $__________________

Calculated under the existing director compensation arrangement, less payments already received. This amount is separate from the additional executive service compensation.

Deferred cash compensation:

Subject to Section 10, payment of the cash obligations identified below will be deferred until the Company’s next financing. The Board will determine the portion of accrued compensation paid following that financing. Compensation will continue to accrue, and any unpaid balance will remain owed without reduction or forfeiture.

Obligations covered by the deferral:

Payment dates and amounts or objectively determinable payment formula, including payment of the remaining balance:

These terms must be completed within the applicable legal deadlines and comply with Section 10. Where a financing-based payment arrangement is not legally permissible, a compliant payment schedule must be established.

Cash payable instead of an equity award:

If an equity award cannot be implemented by the agreed deadline, the cash replacement entitlement shall be determined under Section 4 and paid on the fixed dates below. Payment is not contingent on the Company obtaining financing.

Fixed payment dates and amounts for cash replacement:

D&O insurance arrangements:

The Company does not currently maintain D&O insurance. The Board shall review the availability and affordability of appropriate coverage within six months after the Effective Date and periodically thereafter, with the intention of obtaining coverage when financially practicable.

The absence of insurance does not reduce or defer the Company’s indemnification or advancement obligations under the Indemnification Agreement.

Notices:

Each party shall separately designate its notice address and email in writing and may update them by written notice.

GLOBAL INTERACTIVE TECHNOLOGIES, INC.

By:	/s/ John S. Morris III
Name:	John S. Morris III
Title:	Board-authorized representative
Date:	October 16, 2026

EXECUTIVE

Amy Shi
Signature:	/s/ Amy Shi
Date:	October 16, 2026

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